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Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
City National Corporation:

        We consent to the incorporation by reference in the registration statements (Nos. 333-01993, 333-87719, 333-61854, 333-88118, 33-56632, 333-151375 and 333-139215) on Form S-8, (No. 333-104395) on Form S-4 and (No. 333-156275) on Form S-3ASR of City National Corporation of our reports dated February 26, 2009, with respect to the consolidated balance sheets of City National Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of earnings, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of City National Corporation.

        Our report on the consolidated financial statements refers to changes in 2008 in City National Corporation's method of accounting for fair value, and in 2007 City National Corporation changed its method of accounting for uncertainty in income taxes.

KPMG LLP

Los Angeles, California
February 26, 2009

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  Exhibit 23